Exhibit 22.1	Guaranteed Securities

The following table presents securities issued by Chubb INA Holdings LLC (Chubb INA) (Subsidiary Issuer) and guaranteed by Chubb INA's parent, Chubb Limited (Subsidiary Guarantor), in accordance with Item 601(b)(22) of SEC Regulation S-K:

Description of securities
3.35% senior notes due May 2026
0.875% euro-denominated senior notes due June 2027
1.55% euro-denominated senior notes due March 2028
8.875% debentures due August 2029
4.65% senior notes due August 2029
0.875% euro-denominated senior notes due December 2029
1.375% senior notes due September 2030
1.4% euro-denominated senior notes due June 2031
6.8% debentures due November 2031
5.0% senior notes due March 2034
4.9% senior notes due August 2035
6.7% senior notes due May 2036
6.0% senior notes due May 2037
2.5% euro-denominated senior notes due March 2038
6.5% senior notes due May 2038
4.15% senior notes due March 2043
4.35% senior notes due November 2045
2.85% senior notes due December 2051
3.05% senior notes due December 2061